UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 13, 2016

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

NARCAN® Nasal Spray Royalty Purchase

On December 13, 2016, SWK Funding LLC (“SWK Funding”), a wholly-owned subsidiary of SWK Holdings Corporation (the “Company”), purchased from Opiant Pharmaceuticals, Inc. (“Opiant”) a royalty stream paid on the net sales of NARCAN® (naloxone hydrochloride) Nasal Spray or any other product commercialized pursuant to that certain License Agreement between Opiant (formerly known as Lightlake Therapeutics, Inc.) and Adapt Pharma Operations Limited (“Adapt”), dated as of December 15, 2014, as amended, (the “Purchased Assets”) for up to $17.5 million. NARCAN® (naloxone hydrochloride) Nasal Spray (“NARCAN”) is the first and only FDA-approved nasal form of naloxone for the emergency treatment of a known or suspected opioid overdose and is marketed in the U.S. and Canada by Adapt. SWK Funding funded $13,750,000 on December 14, 2016 and if Adapt has received in excess of $25,000,000 of cumulative Net Sales for any two consecutive fiscal quarters during the period from October 1, 2016 through September 30, 2017 from the sale of NARCAN (the “Earn Out Milestone”), SWK Funding will advance to Opiant an additional $3,750,000.

Under the terms of the agreement, SWK Funding will receive from the proceeds of the Purchased Assets up to (i) $20,625,000 or (ii) $26,250,000 if the Earn Out Milestone is achieved (the “Investment Return Cap”). After the Investment Return Cap has been achieved, SWK will continue to receive a percentage of the Narcan Royalty in perpetuity (the “Residual Royalty”). The Residual Royalty entitles SWK Funding to ten percent (10.0%) of the Narcan Royalty. If no generic version of Narcan is commercialized prior to the sixth anniversary of Closing, the Residual Royalty shall decrease to five percent (5.0%) at that time. The Residual Royalty will be pro-rated if the Earn Out Milestone is not achieved, whereby the Residual Royalty will be reduced by to 7.86% or 3.93% if no generic version is commercialized prior to the sixth anniversary of Closing.

Per the agreement, Opiant granted SWK Funding a security interest in the Purchased Assets in the event that the transfer contemplated by the Purchase Agreement is held not to be a sale. The Purchase Agreement also contains other representations, warranties, covenants and indemnification obligations that are customary for a transaction of this nature.

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Item 8.01. Other Events

OraMetrix, Inc. Term Loan

On December 15, 2016, SWK Funding entered into a credit agreement pursuant to which the lenders party thereto provided to OraMetrix, Inc., a leading industry provider of innovative 3-D technology solutions improving the quality and efficiency of orthodontic care (“OraMetrix”), a term loan in the principal amount of $8,500,000 (the “Loan”). SWK Funding serves as the Agent, Sole Lead Arranger and Sole Bookrunner under the Credit Agreement.

The loan was fully funded at closing and has a five year term, being interest-only for the first 24 months with interest payable quarterly in arrears. The Loan matures on December 15, 2021.

Pursuant to the terms of the Credit Agreement, OraMetrix granted the lenders a first priority security interest in substantially all of OraMetrix’s assets. The Credit Agreement contains certain affirmative and negative covenants. OraMetrix’s U.S., Australian and German affiliates have guaranteed the Borrower’s obligations under the Credit Agreement.

DxTerity Diagnostics Term Loan

On April 15, 2015, SWK Funding entered into a credit agreement pursuant to which the lenders party thereto provided to DxTerity Diagnostics, Inc., a leading genomics company that develops simple, fast, and affordable genomic tests for disease diagnosis and disease monitoring, (the “DxTerity”), a term loan in the principal amount of $7,500,000 (the “Loan”). SWK Funding advanced $5,000,000 at closing, and DxTerity could draw an additional $2,500,000 (the “Second Tranche”) if certain operational and financial metrics were achieved (the “Second Tranche Threshold”).

On December 15, 2016, SWK Funding and DxTerity entered into the Second Amendment of the credit agreement whereby SWK Funding agreed to amend the Second Tranche Threshold to allow DxTerity to draw the Second Tranche in exchange for additional warrants and increased exit fees if the term loan is repaid prior to December 31, 2017. SWK Funding advanced the Second Tranche on December 16, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ WINSTON BLACK
Winston Black
Chief Executive Officer

Date: December 16, 2016

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